EXHIBIT 99.1

H. Gene McCown Chief Financial Officer 408-542-3000	Philip Bourdillon / Gene Heller Silverman Heller Associates 310-208-2550

OMNIVISION TECHNOLOGIES REPORTS FIRST-QUARTER

FISCAL 2004 RESULTS

SUNNYVALE, Calif. – August 20, 2003 – OmniVision Technologies, Inc. (Nasdaq NM: OVTI) reported that in the three months ended July 31, 2003, the first quarter of its fiscal year ending April 30, 2004, it earned $6.2 million, or $0.23 per diluted share, on revenues of $46.5 million, compared to net income of $1.6 million, or $0.07 per diluted share, on revenues of $16.8 million in the first quarter of fiscal 2003.

For the three months ended July 31, 2003, gross profit was $17.4 million, or 37.3% of revenues, and included approximately $343,000 from the sale of previously written-off inventory. Without the sale of previously written-off inventory, gross margin would have been 36.9%, and net income would have been approximately $6.0 million, or $0.22 per diluted share. In the comparable period a year ago, gross profit was $6.5 million, or 38.8% of revenues, and included approximately $795,000 from the sale of previously written-off inventory; without the sale of previously written-off inventory, first-quarter fiscal 2003 gross margin would have been 35.8%, and net income would have been approximately $947,000, or $0.04 per diluted share.

Direct sales to original equipment manufacturers and value-added resellers accounted for approximately 61% of revenues, with the balance of approximately 39% coming from sales through the Company’s distributors. Research and development expenses were $3.6 million, or 7.7% of revenues, compared to $3.3 million, or 8.3% of revenues, in the prior quarter. Selling, marketing, general and administrative expenses were $4.5 million, or 9.7% of revenues, compared to $3.1 million, or 7.8% of revenues, in the prior quarter.

In July 2003, the Company sold 3,093,226 shares of common stock at a price of $38.75 per share for net proceeds of approximately $113.9 million. As of July 31, 2003, the Company had $181 million in cash and short-term investments, $197 million in working capital, no debt, and stockholders’ equity of $218 million.

For the quarter ending October 31, 2003, the Company currently expects to report earnings in a range of $0.22 to $0.23 per diluted share, on revenues of $48 to $50 million; these expectations do not presume the sale of any previously written-off inventory.

Teleconference

At 1:30 p.m. PDT (4:30 p.m. EDT) today, August 20, 2003, the Company will hold a teleconference to discuss the financial results and future plans and prospects. To participate in the teleconference, please call (toll free) 877-523-2171 approximately 10 minutes prior to the start time. For international callers, the dial-in number is 706-634-1478. One may also listen live via the Internet at the Company’s Website, www.ovt.com, or at www.CompanyBoardroom.com.

These Websites will host an archive of the teleconference. Additionally, a playback of the call will be available for 48 hours beginning at 4:30 p.m. PDT on August 20. One may access the playback by calling 800-642-1687, or for international callers 706-645-9291, and providing Conference ID number 2186915.

About OmniVision

OmniVision Technologies designs, develops and markets high performance, highly integrated and cost efficient semiconductor image sensor devices. Our main product, an image sensing device called the CameraChip, is used to capture an image in a wide variety of consumer commercial mass market applications including digital still cameras, cell phones and video game consoles. OmniVision believes that its highly integrated CameraChips enable camera device manufacturers to build camera products that are smaller, consume less power, cost less and are less complex and more reliable than cameras using either traditional CCDs or multiple chip CMOS image sensors. OmniVision believes that it supplies one of the most highly integrated single chip CMOS image sensor solutions available today. OmniVision’s CameraChips are currently used in a number of consumer and commercial applications such as digital still and video cameras, cell phones, personal digital assistants, personal computer cameras, toys and games, including interactive video games, and security surveillance cameras.

OmniVision and CameraChip™ are trademarks of OmniVision Technologies, Inc.

Safe Harbor

Certain statements in this press release, including statements relating to the Company’s expectations regarding revenues and earnings for the quarter ending October 31, 2003, are forward-looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause the forward looking statements and OmniVision’s results to differ materially, include, without limitation: the degree to which intense competition might affect the Company’s ability to compete successfully in its current markets and in emerging markets; the failure to obtain design wins from camera and cell phone manufacturers, which could inhibit the Company’s ability to diversify its customer base; problems with wafer manufacturing yields, which could result in higher operating costs and adversely affect the Company’s revenues and earnings; the Company’s dependence upon a few key customers, which could adversely affect its revenues and earnings; a decline in the average selling price of the Company’s products, which could result in a decline in its gross margins; the failure of demand for the Company’s products in current markets and emerging markets to meet the Company’s expectations, which could result in lower revenues and earnings; and the other risks detailed from time to time in OmniVision’s Securities and Exchange Commission filings and reports, including, but not limited to, OmniVision’s most recent annual report filed on Form 10-K. OmniVision disclaims any obligation to update information contained in any forward-looking statement.

(Financial tables follow)

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	July 31, 2003	July 31, 2002
Revenues	$46,492	$16,790
Cost of revenues	29,128	10,274

Gross profit	17,364	6,516

Operating expenses:
Research and development	3,580	2,630
Selling, general and administrative	4,490	2,080
Stock-based compensation charge	101	114

Total operating expenses	8,171	4,824

Income from operations	9,193	1,692
Interest income, net	222	216

Income before income taxes	9,415	1,908
Provision for income taxes	3,201	286

Net income	$6,214	$1,622

Net income per share:
Basic	$0.26	$0.07

Diluted	$0.23	$0.07

Shares used in computing net income per share:
Basic	23,848	22,265

Diluted	26,819	24,137

- more -

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	July 31, 2003	April 30, 2003
ASSETS

Current assets:
Cash and cash equivalents	$164,898	$50,438
Short-term investments	15,997	10,224
Accounts receivable, net	26,366	19,133
Inventories	15,897	13,642
Refundable and deferred income taxes	6,438	7,642
Prepaid expenses and other assets	2,310	1,195

Total current assets	231,906	102,274
Property, plant and equipment, net	15,863	12,456
Long-term investments	4,854	2,845
Other non-current assets	387	378

Total assets	$253,010	$117,953

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$19,731	$10,528
Accrued expenses and other liabilities	12,737	8,037
Deferred revenue	2,219	2,845

Total current liabilities	34,687	21,410

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 26,807 and 23,403 shares issued and outstanding	27	23
Additional paid-in capital	220,353	104,848
Deferred compensation related to stock options	(102)	(159)
Accumulated deficit	(1,955)	(8,169)

Total stockholders’ equity	218,323	96,543

Total liabilities and stockholders’ equity	$253,010	$117,953

# # #